Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated May 9, 2008, with respect to the financial statements of Primary Natural Resources, Inc. as of December 31, 2007 and for the year then ended (which financial statements are not presented separately herein), attached as Exhibit 99.2 to the Annual Report on Form 10-K for the year ended December 31, 2009 of Resolute Energy Corporation. We consent to the incorporation by reference of the aforementioned report in the Registration Statements on Form S-8 (Nos. 333-162209 and 333-162210) of Resolute Energy Corporation.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
March 29, 2010